Exhibit 16.1

October 8, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Kandi Technologies Group, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated October 7, 2019 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, The People’s Republic of China